Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA Communications Corporation Reports First Quarter 2018 Results;

Updates Full Year 2018 Outlook

Boca Raton, Florida, April 30, 2018 (GLOBE NEWSWIRE) — SBA Communications Corporation (Nasdaq: SBAC) (“SBA” or the “Company”) today reported results for the quarter ended March 31, 2018.

Highlights of the first quarter include:

•	Net income of $31.5 million or $0.27 per share

•	AFFO per share of $1.85

•	Added 400 sites to our portfolio during the quarter

•	Repurchased 1.8 million shares from January 1 through April 30, 2018

•	Completed expansion and refinancing of $3.65 billion Senior Credit Facility

“We are off to a very solid start to 2018,” commented Jeffrey A. Stoops, President and Chief Executive Officer. “Our first quarter financial results were strong across the board, and our operating margins continue to lead our industry. In the U.S., organic leasing activity was at the highest level it has been in years, and backlogs are also the highest they have been in several years. These activity levels should bode well for future financial results. Our international markets are also performing very well. In addition, we are actively allocating capital to both stock repurchases and portfolio growth. To fund that capital allocation, we intend to maintain our target net debt leverage range of 7.0x to 7.5x annualized adjusted EBITDA and we have already this year completed two successful debt financings to support that target range. We expect to again achieve our annual portfolio growth goal of 5% to 10% in 2018, with year-to-date activity giving us confidence that we will exceed the low end of the range.”

Operating Results

The table below details select financial results for the three months ended March 31, 2018 and comparisons to the prior year period.

					% Change
	Q1 2018	Q1 2017	$ Change	% Change	excluding FX (1)
Consolidated	($ in millions, except per share amounts)
Site leasing revenue	$430.5	$397.6	$32.9	8.3%	8.5%
Site development revenue	27.8	25.8	2.0	7.8%	7.8%
Tower cash flow (1)	339.0	312.3	26.7	8.6%	8.7%
Net income	31.5	37.6	(6.1)	(16.2%)	(13.5%)
Earnings per share - diluted	0.27	0.31	(0.04)	(12.9%)	(9.7%)
Adjusted EBITDA (1)	318.8	292.2	26.6	9.1%	9.3%
AFFO (1)	218.4	206.3	12.1	5.9%	6.1%
AFFO per share (1)	1.85	1.69	0.16	9.5%	9.5%

(1)	See the reconciliations and other disclosures under “Non-GAAP Financial Measures” later in this press release.

Total revenues in the first quarter of 2018 were $458.3 million compared to $423.4 million in the year earlier period, an increase of 8.3%. Site leasing revenue in the quarter of $430.5 million was comprised of domestic site leasing revenue of $341.7 million and international site leasing revenue of $88.8 million. Domestic cash site leasing revenue was $338.7 million in the first quarter of 2018 compared to $321.7 million in the year earlier period, an increase of 5.3%. International cash site leasing revenue was $86.4 million in the first quarter of 2018 compared to $71.9 million in the year earlier period, an increase of 20.1%.

Site leasing operating profit was $337.7 million, an increase of 9.6% over the year earlier period. Site leasing contributed 98.5% of the Company’s total operating profit in the first quarter of 2018. Domestic site leasing segment operating profit was $276.7 million, an increase of 8.2% over the year earlier period. International site leasing segment operating profit was $61.0 million, an increase of 16.3% over the year earlier period.

Tower Cash Flow for the first quarter of 2018 of $339.0 million was comprised of Domestic Tower Cash Flow of $279.9 million and International Tower Cash Flow of $59.1 million. Domestic Tower Cash Flow for the quarter increased 6.3% over the prior year period and International Tower Cash Flow increased 20.9% over the prior year period. Tower Cash Flow Margin was 79.8% for the first quarter of 2018 compared to 79.3% in the year earlier period.

Adjusted EBITDA for the quarter was $318.8 million, a 9.1% increase over the prior year period. Adjusted EBITDA Margin was 70.4% in the first quarter of 2018 compared to 69.7% in the first quarter of 2017.

Net Cash Interest Expense was $87.6 million in the first quarter of 2018 compared to $74.4 million in the first quarter of 2017, an increase of 17.7%.

Net income for the first quarter of 2018 was $31.5 million, or $0.27 per share, and included a $1.6 million gain on the currency related remeasurement of U.S. dollar denominated intercompany loans with a Brazilian subsidiary, while net income for the first quarter of 2017 was $37.6 million, or $0.31 per share, and included a $13.7 million gain on the currency related remeasurement of a U.S. dollar denominated intercompany loan with a Brazilian subsidiary.

AFFO for the quarter was $218.4 million, a 5.9% increase over the prior year period. AFFO per share for the first quarter of 2018 was $1.85, a 9.5% increase over the first quarter of 2017.

Investing Activities

During the first quarter of 2018, SBA purchased 334 communication sites for total consideration of $106.7 million. SBA also built 67 towers during the first quarter of 2018. As of March 31, 2018, SBA owned or operated 28,309 communication sites, 16,018 of which are located in the United States and its territories, and 12,291 of which are located internationally. In addition, the Company spent $16.1 million to purchase land and easements and to extend lease terms. Total cash capital expenditures for the first quarter of 2018 were $148.7 million, consisting of $7.5 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $141.2 million of discretionary cash capital expenditures (new tower builds, tower augmentations, acquisitions, and purchasing land and easements).

Subsequent to the first quarter of 2018, the Company acquired 190 communication sites for an aggregate consideration of $119.5 million in cash. In addition, the Company has agreed to purchase in the U.S. and internationally 874 communication sites for an aggregate amount of $182.7 million, including the previously announced 811 sites in El Salvador being purchased from a subsidiary of Millicom International Cellular, S.A. The Company anticipates that these acquisitions will be consummated throughout 2018.

Financing Activities and Liquidity

SBA ended the first quarter with $9.5 billion of total debt, $6.9 billion of total secured debt, $138.0 million of cash and cash equivalents, short-term restricted cash, and short-term investments, and $9.3 billion of Net Debt. SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios were 7.3x and 5.3x, respectively.

On March 9, 2018, the Company, through a Trust, issued $640.0 million of Secured Tower Revenue Securities Series 2018-1C, which have an anticipated repayment date of March 9, 2023 and a final maturity date of March 9, 2048 (the “2018-1C Tower Securities”). The fixed interest rate on the 2018-1C Tower Securities is 3.448% per annum, payable monthly. Net proceeds from this offering, in combination with borrowings under the Revolving Credit Facility, were used to repay the entire aggregate principal amount of the 2013-1C Tower Securities ($425.0 million) and 2013-1D Tower Securities ($330.0 million), as well as accrued and unpaid interest.

On April 11, 2018, the Company, through its wholly owned subsidiary, SBA Senior Finance II LLC, obtained a new $2.4 billion, seven-year, senior secured Term Loan B (the “2018 Term Loan) under its amended and restated Senior Credit Agreement. The 2018 Term Loan was issued at 99.75% of par value and will mature on April 11, 2025. It bears interest, at the Company’s election, at either the Base Rate plus 1.00% per annum or the Eurodollar Rate plus 2.00% per annum. The proceeds from the 2018 Term Loan were used (1) to retire the Company’s outstanding $1.93 billion term loans, (2) to pay down the existing outstanding balance under the Company’s Revolving Credit Facility, and (3) for general corporate purposes.

The Company also amended its Revolving Credit Facility to (1) increase the total commitments under the Facility from $1.0 billion to $1.25 billion, (2) extend the maturity date of the Facility to April 11, 2023, (3) lower the applicable interest rate margins and commitment fees under the Facility, and (4) amend certain other terms and conditions under the Senior Credit Agreement. As amended, the Revolving Credit Facility consists of a revolving loan under which up to $1.25 billion aggregate principal amount may be borrowed, repaid and redrawn, subject to compliance with specific financial ratios and the satisfaction of other customary conditions to borrowing. Amounts borrowed under the Revolving Credit Facility accrue interest, at SBA Senior Finance II’s election, at either (i) the Eurodollar Rate plus a margin that ranges from 112.5 basis points to 175.0 basis points or (ii) the Base Rate plus a margin that ranges from 12.5 basis points to 75.0 basis points, in each case based on the ratio of Consolidated Net Debt to Annualized Borrower EBITDA.

As of the date of this press release, the Company had $100.0 million outstanding under the $1.25 billion Revolving Credit Facility.

During the first quarter of 2018, the Company purchased under its $1.0 billion stock repurchase plan 0.2 million shares of its Class A common stock for $38.5 million, at an average price per share of $161.60. Shares purchased were retired. Subsequent to March 31, 2018, the Company purchased 1.6 million shares of its Class A common stock for $261.5 million, at an average price per share of $164.82. Shares purchased were retired. As of the date of this filing, the Company had $700.0 million of authorization remaining under the new plan.

Outlook

The Company is updating its full year 2018 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s full year 2018 Outlook assumes the acquisitions of only those communication sites under contract at the time of this press release. The Company may spend additional capital in 2018 on acquiring revenue producing assets not yet identified or under contract, the impact of which is not reflected in the 2018 guidance. The Outlook also does not contemplate any new financings or any additional repurchases of the Company’s stock during 2018 other than those financings and repurchases completed as of the date of this press release.

The Company’s Outlook assumes an average foreign currency exchange rate of 3.50 Brazilian Reais to 1.0 U.S. Dollar and 1.30 Canadian Dollars to 1.0 U.S. Dollar throughout the last three quarters of 2018. When compared to the Company’s full year 2018 Outlook provided February 26, 2018, the variances in the actual first quarter foreign currency exchange rates versus the Company’s assumptions, and the changes in the Company’s foreign currency rate assumptions for the remainder of the year negatively impacted the full year 2018 Outlook by approximately $8 million for Site Leasing Revenue and $5 million for Tower Cash Flow, Adjusted EBITDA, and AFFO.

(in millions, except per share amounts)	Full Year 2018
Site leasing revenue (1)	$1,727.0	to	$1,747.0
Site development revenue	$100.0	to	$120.0
Total revenues	$1,827.0	to	$1,867.0
Tower Cash Flow (2)	$1,359.0	to	$1,379.0
Adjusted EBITDA (2)	$1,282.0	to	$1,302.0
Net cash interest expense (3)	$359.0	to	$369.0
Non-discretionary cash capital expenditures (4)	$33.0	to	$43.0
AFFO (2)	$851.0	to	$898.0
AFFO per share (2) (5)	$7.25	to	$7.66
Discretionary cash capital expenditures (6)	$565.0	to	$585.0

(1)	The Company’s Outlook for site leasing revenue includes revenue associated with pass through reimbursable expenses.
(2)	See the reconciliation of this non-GAAP financial measure presented below under “Non-GAAP Financial Measures.”
(3)	Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include amortization of deferred financing fees or non-cash interest expense.
(4)	Consists of tower maintenance and general corporate capital expenditures.
(5)	Outlook for AFFO per share is calculated by dividing the Company’s outlook for AFFO by an assumed weighted average number of diluted common shares of 117.3 million. Our Outlook does not include the impact of any repurchases of the Company’s stock during 2018 other than those completed as of the date of this press release.
(6)	Consists of new tower builds, tower augmentations, communication site acquisitions and ground lease purchases. Does not include expenditures for acquisitions of revenue producing assets not under contract at the date of this press release.

Conference Call Information

SBA Communications Corporation will host a conference call on Monday, April 30, 2018 at 5:00 PM (ET) to discuss the quarterly results. The call may be accessed as follows:

When:	Monday, April 30, 2018 at 5:00 PM (ET)
Dial-in Number:	(800) 230-1093
Conference Name:	SBA first quarter results
Replay Available:	April 30, 2018 at 8:00 PM to May 14, 2018 at 11:59 PM (TZ: Eastern)
Replay Number:	(800) 475-6701
Access Code:	446767
Internet Access:	www.sbasite.com

Information Regarding Sprint and T-Mobile

SBA is providing the following information in light of the proposed merger between Sprint and T-Mobile. For the quarter ended March 31, 2018, Sprint accounted for 15.6% and T-Mobile accounted for 16.1% of SBA’s total consolidated site leasing revenue.

For the quarter ended March 31, 2018, on sites where both companies had separate leases for antenna space, the cash site leasing revenue generated from Sprint represented approximately 5.9% of SBA’s consolidated cash site leasing revenue and the cash site leasing revenue generated from T-Mobile represented approximately 6.2% of SBA’s consolidated cash site leasing revenue, excluding and incremental to the impact from previously disclosed expected consolidation churn from T-Mobile’s MetroPCS and Sprint’s Clearwire and IDEN networks. The average remaining non-cancellable current lease term on these sites is approximately six years with Sprint (range of one to thirteen years) and approximately three years with T-Mobile (range of one to ten years).

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) the Company’s expectations regarding market conditions and levels of activity by the four major wireless carriers through 2018 (ii) the Company’s intentions for future capital allocation, including allocating capital to both stock and portfolio growth, (iii) the Company’s intention to maintain its target leverage range, (iv) the Company’s ability to meet its portfolio growth goals, (v) the Company’s financial and operational guidance for the full year 2018, (vi) the Company’s belief that it is taking steps toward its AFFO goal, (vii) the timing of closing for currently pending acquisitions, (viii) the Company’s expectations regarding additional capital spending in 2018, and (ix) the Company’s expectations regarding foreign exchange rates and their impact on the Company’s financial and operational guidance.

The Company wishes to caution readers that these forward-looking statements may be affected by the risks and uncertainties in the Company’s business as well as other important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company’s ability to identify and acquire sites at prices and upon terms that will provide accretive portfolio growth; (3) the Company’s ability to accurately identify and manage any risks associated with its acquired sites, to effectively integrate such sites into its business and to achieve the anticipated financial results; (4) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (5) the impact of continued consolidation among wireless service providers, including the impact of the potential T-Mobile and Sprint merger, on the Company’s leasing revenue; (6) the Company’s ability to successfully manage the risks associated with international operations, including risks associated with foreign currency exchange rates; (7) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (8) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for its business while seeking to attain its investment goals; (9) the Company’s ability to acquire land underneath towers on terms that are accretive; (10) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular in the United States, Brazil, and internationally; (11) the Company’s ability to obtain future financing at commercially reasonable rates or at all; (12) the ability of the Company to achieve its long-term stock repurchases strategy, which will depend, among other things, on the trading price of the Company’s common stock, which may be positively or negatively impacted by the repurchase program, market and business conditions and (13) the Company’s ability to achieve the new builds targets included in its anticipated annual portfolio growth goals, which will depend, among other things, on obtaining zoning and regulatory approvals, weather, availability of labor and supplies and other factors beyond the Company’s control that could affect the Company’s ability to build additional towers in 2018. With respect to its expectations regarding the ability to close pending acquisitions, these factors also include satisfactorily completing due diligence, the amount and quality of due diligence that the Company is able to complete prior to closing of any acquisition and its ability to accurately anticipate the future performance of the acquired towers, the ability to receive required regulatory approval, the ability and willingness of each party to fulfill their respective closing conditions and their contractual obligations and the availability of cash on hand or borrowing capacity under the Revolving Credit Facility to fund the consideration. Furthermore, the Company’s forward-looking statements and its 2018 outlook assumes that the Company continue to qualify for treatment as a REIT for U.S. federal income tax purposes and that the Company’s business is currently operated in a manner that complies with the REIT rules and that it will be able to continue to comply with and conduct its business in accordance with such rules. In addition, these forward-looking statements and the information in this press release is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on March 1, 2018.

This press release contains non-GAAP financial measures. Reconciliation of each of these non-GAAP financial measures and the other Regulation G information is presented below under “Non-GAAP Financial Measures.”

This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North, Central, and South America. By “Building Better Wireless,” SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant communication sites to a variety of wireless service providers under long-term lease contracts. For more information please visit: www.sbasite.com.

Contacts

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	For the three months
	ended March 31,
	2018	2017
Revenues:
Site leasing	$430,542	$397,550
Site development	27,760	25,813

Total revenues	458,302	423,363

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion, and amortization shown below):
Cost of site leasing	92,817	89,382
Cost of site development	22,520	21,588
Selling, general, and administrative (1)	36,049	34,223
Acquisition related adjustments and expenses	3,044	2,969
Asset impairment and decommission costs	8,506	8,351
Depreciation, accretion, and amortization	165,398	159,031

Total operating expenses	328,334	315,544

Operating income	129,968	107,819

Other income (expense):
Interest income	1,295	3,234
Interest expense	(88,923)	(77,602)
Non-cash interest expense	(733)	(705)
Amortization of deferred financing fees	(5,388)	(6,698)
Loss from extinguishment of debt, net	(645)	—
Other income (expense), net	4,553	14,948

Total other expense	(89,841)	(66,823)

Income before provision for income taxes	40,127	40,996
Provision for income taxes	(8,582)	(3,398)

Net income	$31,545	$37,598

Net income per common share
Basic	$0.27	$0.31

Diluted	$0.27	$0.31

Weighted average number of common shares
Basic	116,494	121,049

Diluted	118,293	121,734

(1)	Includes non-cash compensation of $9,893 and $8,826 for the three months ended March 31, 2018 and 2017, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

	March 31,	December 31,
	2018	2017
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$109,350	$68,783
Restricted cash	28,372	32,924
Accounts receivable, net	101,103	90,673
Costs and estimated earnings in excess of billings on uncompleted contracts	13,039	17,437
Prepaid and other current assets	50,916	49,716

Total current assets	302,780	259,533
Property and equipment, net	2,803,478	2,812,346
Intangible assets, net	3,600,640	3,598,131
Other assets	698,184	650,195

Total assets	$7,405,082	$7,320,205

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$29,554	$33,334
Accrued expenses	60,223	69,862
Current maturities of long-term debt	20,000	20,000
Deferred revenue	93,407	97,969
Accrued interest	33,862	48,899
Other current liabilities	13,882	8,841

Total current liabilities	250,928	278,905
Long-term liabilities:
Long-term debt, net	9,363,686	9,290,686
Other long-term liabilities	378,709	349,728

Total long-term liabilities	9,742,395	9,640,414
Shareholders’ deficit:
Prefer. stock-par value $.01, 30,000 shares authorized, no shares issued or outst.	—	—
Common stock - Class A, par value $.01, 400,000 shares authorized, 116,472 and 116,446 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	1,165	1,164
Additional paid-in capital	2,184,989	2,167,470
Accumulated deficit	(4,395,286)	(4,388,288)
Accumulated other comprehensive loss	(379,109)	(379,460)

Total shareholders’ deficit	(2,588,241)	(2,599,114)

Total liabilities and shareholders’ deficit	$7,405,082	$7,320,205

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited) (in thousands)

	For the three months
	ended March 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$31,545	$37,598
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, accretion, and amortization	165,398	159,031
Non-cash asset impairment and decommission costs	8,446	7,047
Non-cash compensation expense	10,410	9,277
Amortization of deferred financing fees	5,388	6,698
Gain on remeasurement of U.S. dollar denominated intercompany loans	(1,623)	(13,659)
Other non-cash items reflected in the Statements of Operations	1,296	35
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts, net	(5,198)	1,444
Prepaid expenses and other assets	(9,277)	(4,777)
Accounts payable and accrued expenses	(14,336)	(3,899)
Accrued interest	(15,137)	(25,290)
Other liabilities	1,665	(1,199)

Net cash provided by operating activities	178,577	172,306

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions	(117,622)	(42,651)
Capital expenditures	(31,096)	(35,747)
Other investing activities	(2,879)	(5,879)

Net cash used in investing activities	(151,597)	(84,277)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under Revolving Credit Facility	195,000	(110,000)
Repayment of Tower Securities	(755,000)	—
Proceeds from issuance of Tower Securities, net of fees	631,848	—
Repayment of Term Loans	(5,000)	(5,000)
Repurchase and retirement of common stock, inclusive of fees	(38,545)	(4,419)
Other financing activities	5,746	7,147

Net cash provided by (used in) financing activities	34,049	(112,272)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(504)	3,744
NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	60,525	(20,499)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH:
Beginning of period	104,295	185,970

End of period	$164,820	$165,471

Selected Capital Expenditure Detail

	For the three months
	ended March 31,
	2018	2017
	(in thousands)
Construction and related costs on new builds	$13,271	$16,816
Augmentation and tower upgrades	10,345	11,115
Non-discretionary capital expenditures:
Tower maintenance	6,664	6,647
General corporate	816	1,169

Total non-discretionary capital expenditures	7,480	7,816

Total capital expenditures	$31,096	$35,747

Communication Site Portfolio Summary

	Domestic	International	Total
Sites owned at December 31, 2017	15,979	11,930	27,909
Sites acquired during the first quarter	34	300	334
Sites built during the first quarter	5	62	67
Sites decommissioned during the first quarter	—	(1)	(1)

Sites owned at March 31, 2018	16,018	12,291	28,309

Segment Operating Profit and Segment Operating Profit Margin

Domestic site leasing and International site leasing are the two segments within our site leasing business. Segment operating profit is a key business metric and one of our two measures of segment profitability. The calculation of Segment operating profit for each of our segments is set forth below.

	Domestic Site Leasing		Int’l Site Leasing		Site Development
	For the three months		For the three months		For the three months
	ended March 31,		ended March 31,		ended March 31,
	2018	2017	2018	2017	2018	2017
	(in thousands)
Segment revenue	$341,707	$321,130	$88,835	$76,420	$27,760	$25,813
Segment cost of revenues (excluding depreciation, accretion, and amort.)	(65,015)	(65,427)	(27,802)	(23,955)	(22,520)	(21,588)

Segment operating profit	$276,692	$255,703	$61,033	$52,465	$5,240	$4,225

Segment operating profit margin	81.0%	79.6%	68.7%	68.7%	18.9%	16.4%

Non-GAAP Financial Measures

The press release contains non-GAAP financial measures including (i) Cash Site Leasing Revenue; (ii) Tower Cash Flow and Tower Cash Flow Margin; (iii) Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin; (iv) Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio (collectively, our “Non-GAAP Debt Measures”); (v) Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), and AFFO per share; and (vi) certain financial metrics after eliminating the impact of changes in foreign currency exchange rates (collectively, our “Constant Currency Measures”).

We have included these non-GAAP financial measures because we believe that they provide investors additional tools in understanding our financial performance and condition. Specifically, we believe that:

(1)    Cash Site Leasing Revenue and Tower Cash Flow are useful indicators of the performance of our site leasing operations;

(2)     Adjusted EBITDA is useful to investors or other interested parties in evaluating our financial performance. Adjusted EBITDA is the primary measure used by management (1) to evaluate the economic productivity of our operations and (2) for purposes of making decisions about allocating resources to, and assessing the performance of, our operations. Management believes that Adjusted EBITDA helps investors or other interested parties meaningfully evaluate and compare the results of our operations (1) from period to period and (2) to our competitors, by excluding the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation, amortization and accretion) from our financial results. Management also believes Adjusted EBITDA is frequently used by investors or other interested parties in the evaluation of REITs. In addition, Adjusted EBITDA is similar to the measure of current financial performance generally used in our debt covenant calculations. Adjusted EBITDA should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance;

(3)    FFO, AFFO and AFFO per share, which are metrics used by our public company peers in the communication site industry, provide investors useful indicators of the financial performance of our business and permit investors an additional tool to evaluate the performance of our business against those of our two principal competitors. FFO, AFFO, and AFFO per share are also used to address questions we receive from analysts and investors who routinely assess our operating performance on the basis of these performance measures, which are considered industry standards. We believe that FFO helps investors or other interested parties meaningfully evaluate financial performance by excluding the impact of our asset base (primarily depreciation, amortization and accretion). We believe that AFFO and AFFO per share help investors or other interested parties meaningfully evaluate our financial performance as they include (1) the impact of our capital structure (primarily interest expense on our outstanding debt) and (2) sustaining capital expenditures and exclude the impact of our (1) asset base (primarily depreciation, amortization and accretion) and (2) certain non-cash items, including straight-lined revenues and expenses related to fixed escalations and rent free periods and the non-cash portion of our reported tax provision. GAAP requires rental revenues and expenses related to leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. In accordance with GAAP, if payment terms call for fixed escalations, or rent free periods, the revenue or expense is recognized on a straight-lined basis over the fixed, non-cancelable term of the contract. We only use AFFO as a performance measure. AFFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flows from operations or as residual cash flow available for discretionary investment. We believe our definition of FFO is consistent with how that term is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and that our definition and use of AFFO and AFFO per share is consistent with those reported by the other communication site companies;

(4)    Our Non-GAAP Debt Measures provide investors a more complete understanding of our net debt and leverage position as they include the full principal amount of our debt which will be due at maturity and, to the extent that such measures are calculated on Net Debt are net of our cash and cash equivalents, short-term restricted cash, and short-term investments; and

(5)    Our Constant Currency Measures provide management and investors the ability to evaluate the performance of the business without the impact of foreign currency exchange rate fluctuations.

In addition, Tower Cash Flow, Adjusted EBITDA, and our Non-GAAP Debt Measures are components of the calculations used by our lenders to determine compliance with certain covenants under our Senior Credit Agreement and indentures relating to our 2014 Senior Notes, 2016 Senior Notes, and 2017 Senior Notes. These non-GAAP financial measures are not intended to be an alternative to any of the financial measures provided in our results of operations or our balance sheet as determined in accordance with GAAP.

Financial Metrics after Eliminating the Impact of Changes In Foreign Currency Exchange Rates

We eliminate the impact of changes in foreign currency exchange rates for each of the following financial metrics by dividing the current period’s financial results by the average monthly exchange rates of the prior year period. The table below provides the reconciliation of the reported growth rate year-over-year of each of the following measures to the growth rate after eliminating the impact of changes in foreign currency exchange rates to such measure: (1) total site leasing revenue, total cash site leasing revenue, and International cash site leasing revenue, (2) total site leasing segment operating profit and International site leasing segment operating profit, (3) total Tower Cash Flow and International Tower Cash Flow, (4) Net income, (5) diluted earnings per share, (6) Adjusted EBITDA, and (7) AFFO and AFFO per share.

			Growth
	First quarter		excluding
	2018 year	Foreign	foreign
	over year	currency	currency
	growth rate	impact	impact
Total site leasing revenue	8.3%	(0.2%)	8.5%
Total cash site leasing revenue	8.0%	(0.1%)	8.1%
Int’l cash site leasing revenue	20.1%	(0.8%)	20.9%
Total site leasing segment operating profit	9.6%	(0.1%)	9.7%
Int’l site leasing segment operating profit	16.3%	(0.9%)	17.2%
Total site leasing tower cash flow	8.6%	(0.1%)	8.7%
Int’l site leasing tower cash flow	20.9%	(0.8%)	21.7%
Net income	(16.2%)	(2.7%)	(13.5%)
Earnings per share - diluted	(12.9%)	(3.2%)	(9.7%)
Adjusted EBITDA	9.1%	(0.2%)	9.3%
AFFO	5.9%	(0.2%)	6.1%
AFFO per share	9.5%	0.0%	9.5%

Cash Site Leasing Revenue, Tower Cash Flow, and Tower Cash Flow Margin

The tables below set forth the reconciliation of Cash Site Leasing Revenue and Tower Cash Flow to their most comparable GAAP measurement and Tower Cash Flow Margin, which is calculated by dividing Tower Cash Flow by Cash Site Leasing Revenue.

	Domestic Site Leasing		Int’l Site Leasing		Total Site Leasing
	For the three months		For the three months		For the three months
	ended March 31,		ended March 31,		ended March 31,
	2018	2017	2018	2017	2018	2017
	(in thousands)
Site leasing revenue	$341,707	$321,130	$88,835	$76,420	$430,542	$397,550
Non-cash straight-line leasing revenue	(3,028)	535	(2,440)	(4,474)	(5,468)	(3,939)

Cash site leasing revenue	338,679	321,665	86,395	71,946	425,074	393,611
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(65,015)	(65,427)	(27,802)	(23,955)	(92,817)	(89,382)
Non-cash straight-line ground lease expense	6,238	7,144	540	926	6,778	8,070

Tower Cash Flow	$279,902	$263,382	$59,133	$48,917	$339,035	$312,299

Tower Cash Flow Margin	82.6%	81.9%	68.4%	68.0%	79.8%	79.3%

Forecasted Tower Cash Flow for Full Year 2018

The table below sets forth the reconciliation of forecasted Tower Cash Flow set forth in the Outlook section to its most comparable GAAP measurement for the full year 2018:

	Full Year 2018
	(in millions)
Site leasing revenue	$1,727.0	to	$1,747.0
Non-cash straight-line leasing revenue	(22.0)	to	(17.0)

Cash site leasing revenue	1,705.0	to	1,730.0
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(368.0)	to	(378.0)
Non-cash straight-line ground lease expense	22.0	to	27.0

Tower Cash Flow	$1,359.0	to	$1,379.0

Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement.

	For the three months
	ended March 31,
	2018	2017
	(in thousands)
Net income	$31,545	$37,598
Non-cash straight-line leasing revenue	(5,468)	(3,939)
Non-cash straight-line ground lease expense	6,778	8,070
Non-cash compensation	10,410	9,277
Loss from extinguishment of debt, net	645	—
Other (income) expense	(4,553)	(14,948)
Acquisition related adjustments and expenses	3,044	2,969
Asset impairment and decommission costs	8,506	8,351
Interest income	(1,295)	(3,234)
Total interest expense (1)	95,044	85,005
Depreciation, accretion, and amortization	165,398	159,031
Provision for taxes (2)	8,775	3,986

Adjusted EBITDA	$318,829	$292,166

Annualized Adjusted EBITDA (3)	$1,275,316	$1,168,664

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)	For the three months ended March 31, 2018 and 2017, these amounts included $193 and $588, respectively, of franchise and gross receipts taxes reflected in the Statements of Operations in selling, general and administrative expenses.
(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months
	ended March 31,
	2018	2017
	(in thousands)
Total revenues	$458,302	$423,363
Non-cash straight-line leasing revenue	(5,468)	(3,939)

Total revenues minus non-cash straight-line leasing revenue	$452,834	$419,424

Adjusted EBITDA	$318,829	$292,166

Adjusted EBITDA Margin	70.4%	69.7%

Forecasted Adjusted EBITDA for Full Year 2018

The table below sets forth the reconciliation of the forecasted Adjusted EBITDA set forth in the Outlook section to its most comparable GAAP measurement for the full year 2018:

	Full Year 2018
	(in millions)
Net income	$60.5	to	$115.5
Non-cash straight-line leasing revenue	(22.0)	to	(17.0)
Non-cash straight-line ground lease expense	22.0	to	27.0
Non-cash compensation	41.5	to	36.5
Loss from extinguishment of debt, net	15.0	to	14.0
Other (income) expense	18.5	to	13.5
Acquisition related adjustments and expenses	15.5	to	10.5
Asset impairment and decommission costs	36.5	to	31.5
Interest income	(9.0)	to	(6.0)
Total interest expense (1)	400.0	to	388.0
Depreciation, accretion, and amortization	680.0	to	670.0
Provision for taxes (2)	23.5	to	18.5

Adjusted EBITDA	$1,282.0	to	$1,302.0

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)	Includes projections for franchise taxes and gross receipts taxes which will be reflected in the Statement of Operations in Selling, general, and administrative expenses.

Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)

The tables below set forth the reconciliations of FFO and AFFO to their most comparable GAAP measurement.

	For the three months
	ended March 31,
(in thousands, except per share amounts)	2018	2017
Net income	$31,545	$37,598
Real estate related depreciation, amortization, and accretion	164,803	157,937
Adjustments for unconsolidated joint ventures	(453)	170

FFO	$195,895	$195,705
Adjustments to FFO:
Non-cash straight-line leasing revenue	(5,468)	(3,939)
Non-cash straight-line ground lease expense	6,778	8,070
Non-cash compensation	10,410	9,277
Adjustment for non-cash portion of tax provision	2,350	(53)
Non-real estate related depreciation, amortization, and accretion	595	1,094
Amortization of deferred financing costs and debt discounts	6,121	7,403
Loss from extinguishment of debt, net	645	—
Other (income) expense	(4,553)	(14,948)
Acquisition related adjustments and expenses	3,044	2,969
Asset impairment and decommission costs	8,506	8,351
Non-discretionary cash capital expenditures	(7,480)	(7,816)
Adjustments for unconsolidated joint ventures	1,534	177

AFFO	$218,377	$206,290

Weighted average number of common shares (1)	118,293	121,734

AFFO per share	$1.85	$1.69

(1)	For purposes of the AFFO per share calculation, the basic weighted average number of common shares has been adjusted to include the dilutive effect of stock options and restricted stock units.

Forecasted AFFO for the Full Year 2018

The table below sets forth the reconciliation of the forecasted AFFO and AFFO per share set forth in the Outlook section to its most comparable GAAP measurement for the full year 2018:

(in millions, except per share amounts)	Full Year 2018
Net income	$60.5	to	$115.5
Real estate related depreciation, amortization, and accretion	674.0	to	666.0
Adjustments for unconsolidated joint ventures	1.0	to	2.0

FFO	$735.5	to	$783.5
Adjustments to FFO:
Non-cash straight-line leasing revenue	(22.0)	to	(17.0)
Non-cash straight-line ground lease expense	22.0	to	27.0
Non-cash compensation	41.5	to	36.5
Non-real estate related depreciation, amortization, and accretion	6.0	to	4.0
Amort. of deferred financing costs and debt discounts	23.0	to	24.0
Loss from extinguishment of debt, net	15.0	to	14.0
Other (income) expense	18.5	to	13.5
Acquisition related adjustments and expenses	15.5	to	10.5
Asset impairment and decommission costs	36.5	to	31.5
Non-discretionary cash capital expenditures	(43.0)	to	(33.0)
Adjustments for unconsolidated joint ventures	2.5	to	3.5

AFFO	$851.0	to	$898.0

Weighted average number of common shares (1)	117.3		117.3

AFFO per share	$7.25		$7.66

(1)	Our assumption for weighted average number of common shares does not contemplate any additional repurchases of the Company’s stock during 2018 other than those repurchases completed as of the date of this press release.

Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio

Net Debt is calculated using the notional principal amount of outstanding debt. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements.

The Net Debt and Leverage calculations are as follows:

March 31,
2018
(in thousands)
2013-2C Tower Securities	$575,000
2014-1C Tower Securities	920,000
2014-2C Tower Securities	620,000
2015-1C Tower Securities	500,000
2016-1C Tower Securities	700,000
2017-1C Tower Securities	760,000
2018-1C Tower Securities	640,000
Revolving Credit Facility	235,000
2014 Term Loan	1,443,750
2015 Term Loan	486,250

Total secured debt	6,880,000
2014 Senior Notes	750,000
2016 Senior Notes	1,100,000
2017 Senior Notes	750,000

Total unsecured debt	2,600,000

Total debt	$9,480,000

Leverage Ratio
Total debt	$9,480,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(137,955)

Net debt	$9,342,045

Divided by: Annualized Adjusted EBITDA	$1,275,316

Leverage Ratio	7.3x

Secured Leverage Ratio
Total secured debt	$6,880,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(137,955)

Net Secured Debt	$6,742,045

Divided by: Annualized Adjusted EBITDA	$1,275,316

Secured Leverage Ratio	5.3x